Exhibit 99.1

PRESS RELEASE                         International Thoroughbred Breeders, Inc.
March 13, 2006                                              NASDAQ OTC: ITGB.PK

International Thoroughbred Breeders, Inc. Approves Name Change

WILMINGTON, DE, March 13, 2006 -- International Thoroughbred Breeders, Inc. (NASDAQ OTC: ITGB.PK) announced today that its Board of Directors approved a change in the Company's name to better reflect the Company's core business. Concurrent with the name change, the Company will also apply for a new ticker symbol.

The Company's current business consists of coastal gaming operations, and development of international and domestic gaming opportunities. The Company has completely exited the equine business following the divestiture of all equine assets at the 2005 calendar year end.

The Company will release a new name shortly. The Company's Chairman, Francis W. Murray stated, "It is vital for the Company's strategy and continued business development to be accurately represented in the marketplace. As such, the Board of Directors has agreed to change the name of the Company which will more clearly reflect the current operations of the Company."

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the company's public filings with the Securities and Exchange Commission.

About International Thoroughbred Breeders, Inc.

ITGB, through its wholly owned subsidiary, operates an offshore gaming vessel, the M/V Palm Beach Princess, pursuant to a charter. This vessel sails twice daily from the Port of Palm Beach, Florida and, once beyond the state's territorial water limits, engages in a casino gaming business. The Palm Beach Princess is a large, ocean going cruise ship with a passenger capacity of approximately 800 persons for coastal voyages and is 420 feet long with a gross tonnage of 6,659. During each cruise, the Palm Beach Princess offers a range of amenities and services to her passengers, including a full casino, all-you-can-eat lavish buffet dining, live musical shows, bars and lounges, swimming pool, sundecks, gift boutique, skeet shooting (during the day) and onboard masseuse. The casino occupies 15,000 square feet aboard the ship and is equipped with approximately 425 slot machines and 29 table games, 7 poker tables and a sports wagering book.

Contact:

International Thoroughbred Breeders, Inc.
Scott I. Kaplan
786-276-2460

Source: International Thoroughbred Breeders, Inc.